Exhibit 99.1

CONTACT:

Jeff Macdonald

Acorda Therapeutics

(914) 347-4300 ext. 232

jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Availability of AMPYRA™ (dalfampridine)

•                  AMPYRA Now Available by Prescription in the United States and Puerto Rico

•                  AMPYRA Patient Support Services Available to Assist Healthcare Professionals and People with MS

HAWTHORNE, N.Y., March 1, 2010 — Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that AMPYRA™ (dalfampridine) Extended Release Tablets, 10 mg is now available by prescription in the United States and Puerto Rico. AMPYRA was approved on January 22, 2010 by the U.S. Food and Drug Administration (FDA) as a treatment to improve walking in patients with multiple sclerosis (MS). This was demonstrated by an increase in walking speed. AMPYRA is indicated for use in all types of MS, and can be used either alone or with existing therapies, including disease-modifying agents.

“The majority of people with MS experience a decline in their walking as their disease progresses. The availability of AMPYRA therefore gives people with MS and their physicians an important new therapeutic option. AMPYRA is an oral therapy and the first and only treatment indicated to improve walking in people with MS,” said Ron Cohen, M.D., President and CEO of Acorda Therapeutics. “I am proud of the Acorda team, whose commitment and enormous efforts have allowed us to give patients access to AMPYRA just five weeks following FDA approval. We are committed to making AMPYRA broadly available to people with MS who may benefit from therapy, and to that end, have implemented patient assistance and co-pay programs.”

The AMPYRA patient assistance program is being managed by a third party organization with extensive experience in coordinating patient benefits. People with MS who meet certain income requirements may receive AMPYRA at no cost. People with MS participating in Medicare Part D may be eligible for financial assistance.

Acorda has also instituted a co-payment program that limits the out-of-pocket expense for eligible patients with private insurance to $40 for a one-month prescription, where allowed by law.

For more information about AMPYRA, including the patient assistance and co-pay programs, healthcare professionals and people with MS can contact AMPYRA Patient Support Services at 888-881-1918.

AMPYRA Patient Support Services will also work with healthcare professionals to process prescriptions and coordinate with insurance carriers to facilitate coverage. AMPYRA is available only through a network of specialty pharmacy providers that will provide the medication to patients by mail. AMPYRA will not be available in retail pharmacies.

AMPYRA Patient Support Services is available from 8:00 a.m. to 8:00 p.m. Eastern Time at 888-881-1918. For full U.S. Prescribing Information and Medication Guide, please visit: www.AMPYRA.com.

Important Safety Information

AMPYRA can cause seizures; the risk of seizures increases with increasing AMPYRA doses. AMPYRA is contraindicated in patients with a prior history of seizure. Discontinue AMPYRA use if seizure occurs.

AMPYRA is contraindicated in patients with moderate or severe renal impairment (CrCl<50 mL/min); the risk of seizures in patients with mild renal impairment (CrCl 51—80 mL/min) is unknown, but AMPYRA plasma levels in these patients may approach those seen at a dose of 15 mg twice daily, a dose that may be associated with an increased risk of seizures; estimated CrCl should be known before initiating treatment with AMPYRA.

AMPYRA should not be taken with other forms of 4-aminopyridine (4-AP, fampridine), since the active ingredient is the same.

Urinary tract infections were reported more frequently as adverse reactions in patients receiving AMPYRA 10 mg twice daily compared to placebo.

The most common adverse events (incidence >2% and at a rate greater than the placebo rate) for AMPYRA in MS patients were urinary tract infection, insomnia, dizziness, headache, nausea, asthenia, back pain, balance disorder, multiple sclerosis relapse, paresthesia, nasopharyngitis, constipation, dyspepsia, and pharyngolaryngeal pain.

For full U.S. Prescribing Information and Medication Guide for AMPYRA, please visit: www.AMPYRA.com.

About AMPYRA (dalfampridine)

AMPYRA is a potassium channel blocker approved as a treatment to improve walking in patients with multiple sclerosis (MS). This was demonstrated by an increase in walking speed. AMPYRA, which was previously referred to as Fampridine-SR, is an extended release tablet formulation of dalfampridine (4-aminopyridine, 4-AP), which was previously called fampridine. In laboratory studies, dalfampridine has been found to improve impulse conduction in nerve fibers in which the insulating layer, called myelin, has been damaged. AMPYRA is being developed and commercialized in the United States by Acorda Therapeutics, and by Biogen Idec in markets outside the U.S. based on a licensing agreement with Acorda. AMPYRA is manufactured globally by Elan based on a supply agreement with Acorda.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for multiple sclerosis, spinal cord injury and other nervous system disorders. The Company’s marketed products include AMPYRA™ (dalfampridine), a potassium channel blocker approved as a treatment to improve walking in patients with multiple sclerosis (MS); this was demonstrated by an improvement in walking speed; and ZANAFLEX CAPSULES® (tizanidine hydrochloride), a short-acting drug for the management of spasticity. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Ampyra in the United States and to successfully market Zanaflex Capsules, the risk of unfavorable results from future studies of Ampyra, the occurrence of adverse safety events with our products, delays in obtaining or failure to obtain regulatory approval of Ampyra outside of the United States and our dependence on our collaboration partner Biogen Idec in connection therewith, competition, failure to protect Acorda Therapeutics’ intellectual property or to defend against the intellectual property claims of others, the ability to obtain additional financing to support Acorda Therapeutics’ operations, and unfavorable results from our preclinical programs. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.